                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                              __________________


                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                       SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)            March 31, 1995
                                                --------------------------------

                          PARK-OHIO INDUSTRIES, INC.
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


      Ohio                             0-3134                    34-6520107
- --------------------------------------------------------------------------------
(State or other                     (Commission                (IRS Employer
jurisdiction of                      File Number)           Identification No.)
incorporation)


        600 Tower East
        20600 Chagrin Boulevard
        Cleveland, Ohio                                   44122
- --------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code          (216) 991-9700
                                                  ------------------------------


                           Exhibit Index Is On Page 33

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS
- -------  ------------------------------------

   On March 31, 1995 (the "Closing Date"), P.O. Acquisition Company, Inc. ("POAC"), a wholly owned subsidiary of the Registrant was merged into RB&W Corporation (RB&W) pursuant to an Amended and Restated Plan and Agreement of Merger dated as of February 6, 1995 (the "Restated Agreement"), among the Registrant, POAC, and RB&W. In consideration of such merger, all of the issued and outstanding shares of capital stock of POAC were converted into 100 shares of RB&W common stock, and the issued and outstanding shares of common stock of RB&W were converted into the right to receive, $4.45 in cash, plus .33394 of a fully paid and nonassessable share of the Registrant's common stock, par value $1.00 per share (the "Park-Ohio Shares"). The total amount of cash paid to RB&W Shareholders by Park-Ohio shall not exceed $29,968,387 and the total number of Park-Ohio Shares finally determined to be issuable (the "Merger Consideration") shall not exceed 2,248,942 shares. Assuming the maximum number of Park-Ohio Shares were issued, the Merger Consideration would have a value of $55,831,220 million, valued at the March 31, 1995 NASDAQ closing price of $11.50 per Park-Ohio Share. The consideration paid by the Registrant to acquire RB&W through the merger was determined by arm's length negotiation between RB&W and the Registrant. See Note A to the unaudited Pro Forma Condensed Financial Statements for source of the funds used for this transaction.

   RB&W's assets, in general consist of real property, equipment, accounts receivable, and inventory. RB&W primarily manufactures cold formed industrial fasteners and distributes products associated with the fastener industry. The Registrant intends for RB&W to continue and expand in its present lines of business.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
- -------  ------------------------------------------------------------------

            (a)   Financial Statements of RB&W Corporation:

                  Report of Independent Accountants
                  Consolidated Balance Sheet as of December 31, 1994 and 1993 Consolidated Statement of Operations for the Years Ended
                        December 31, 1994, 1993 and 1992
                  Consolidated Statement of Cash Flows for the Years Ended
                        December 31, 1994, 1993 and 1992
                  Consolidated Statement of Stockholders' Equity for the Years
                        Ended December 31, 1994, 1993 and 1992
                  Notes to Consolidated Financial Statements

            (b)   Pro Forma Condensed Combined Financial Statements

            (c)   Exhibits

                  2.1 The Amended and Restated Plan and Agreement of Merger dated as of February 6, 1995, among Park-Ohio Industries, Inc.; P.O. Acquisition Company, Inc. and RB&W Corporation have been furnished in the Registrant's Form S-4 (No. 33-87230) filed with the Commission on December 9, 1994 and hereby incorporated by reference.

                  23.1 Consent of Price Waterhouse LLP

                  99   Press release

                                   SIGNATURES
                                   ----------


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  April 14, 1995                  PARK-OHIO INDUSTRIES, INC.
                                        --------------------------
                                                (Registrant)


                                        By:  /s/ James S. Walker
                                        --------------------------
                                        Name:   James S. Walker
                                        Title:  Vice President - Treasurer
                                                  and Controller

                                  Item 7(a)

                  Financial Statements of Acquired Business

                          Current Report on Form 8-K

                          Park-Ohio Industries, Inc.

                               Cleveland, Ohio

                                April 14, 1995




                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Stockholders of RB&W Corporation


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of RB&W Corporation and its subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP

Cleveland, Ohio
March 7, 1995

                               RB&W Corporation
                          Consolidated Balance Sheet


- -------------------------------------------------------------------------------
                                                             December 31,
                                                      -------------------------
Dollars in thousands                                    1994             1993
- -------------------------------------------------------------------------------
ASSETS
 Current assets:
  Cash .........................................      $   860          $   926
  Accounts receivable, less allowances of
      $311 in 1994 and $304 in 1993 ............       25,353           22,056
  Inventories:
    Raw materials ..............................        2,682            2,823
    Finished and in-process product ............       31,710           25,977
                                                      -------          -------
                                                       34,392           28,800
  Tooling and supplies .........................        5,366            4,646
  Funds held in escrow .........................          354              732
  Prepaid expenses .............................          408              439
                                                      -------          -------
      Total current assets .....................       66,733           57,599

 Property, plant and equipment:
   Land ........................................          167              167
   Buildings ...................................        2,512            2,389
   Machinery, furniture and equipment ..........       17,888           19,469
                                                      -------          -------
                                                       20,567           22,025
     Less - accumulated depreciation ...........      (14,719)         (15,379)
                                                      -------          -------
       Net property, plant and equipment .......        5,848            6,646

 Property, plant and equipment held for sale ...        2,168            3,860
 Other assets ..................................        5,447            4,911
                                                      -------          -------
                                                      $80,196          $73,016
                                                      =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Current portion of long-term debt ..........      $   144          $ 1,215
    Accounts payable ...........................       16,750           14,716
    Accrued liabilities ........................        6,580            7,048
                                                      -------          -------
      Total current liabilities ................       23,474           22,979

  Long-term debt ...............................       25,958           23,581
  Other long-term liabilities ..................        2,102            2,066
  Accrued postretirement benefits ..............        3,705            3,610
  Contingent liabilities .......................           --               --

  Stockholders' equity:
    Common stock ($1 par value, 8,000,000 shares
      authorized, 6,015,885 issued in 1994 and
      5,927,636 issued in 1993).................        6,016            5,928
    Capital surplus.............................       15,531           15,132
    Retained earnings (deficit).................        3,854             (223)
    Minimum pension liability ..................         (295)             (33)
    Foreign currency translation ...............         (149)             (24)
                                                      -------          -------
      Total stockholders' equity ...............       24,957           20,780
                                                      -------          -------
                                                      $80,196          $73,016
                                                      =======          =======

See accompanying notes to consolidated financial statements.

                               RB&W Corporation
                     Consolidated Statement of Operations

Dollars in thousands, except per share amounts  For the Year Ended December 31,
- -------------------------------------------------------------------------------
                                               1994        1993        1992
                                             ---------   ---------   ---------
Net sales .................................  $ 168,292   $ 176,603   $ 182,776

Cost of goods sold ........................    145,838     154,108     160,785
Selling, general and administrative
  expenses ................................     16,118      16,164      16,856

Interest expense, net .....................      2,122       3,163       3,840
Other (income) expense, net ...............       (235)      2,444       1,362
Special charges ...........................        -          (456)     10,550
                                             ---------   ---------   ---------

Income (loss) before income taxes and
  effect of accounting change .............      4,449       1,180     (10,617)
Provision for income taxes ................        372         503         468
                                             ---------   ---------   ---------
Net income (loss) before effect of
  accounting change .......................      4,077         677     (11,085)
Effect of accounting change for
  postretirement benefits .................        -           -        (3,934)
                                             ---------   ---------   ---------
Net income (loss) .........................  $   4,077   $     677   $ (15,019)
                                             =========   =========   =========

Net income (loss) per common share:
  Income (loss) before effect of
    accounting change .....................  $     .67   $     .11   $   (1.99)
  Effect of accounting change..............        -           -          (.70)
                                             ---------   ---------   ---------
Net income (loss) .........................  $     .67   $     .11   $   (2.69)
                                             =========   =========   =========

Weighted average shares of common stock ...  6,113,730   5,906,522   5,573,167
                                             =========   =========   =========

See accompanying notes to consolidated financial statements.

                               RB&W Corporation
                     Consolidated Statement of Cash Flows

Dollars in thousands                           For the Year Ended December 31,
- ------------------------------------------------------------------------------
                                                  1994      1993      1992
                                                 ------    ------    ------
Cash provided by (used for):

Operating Activities

  Net income (loss)                              $4,077    $   677   $(15,019)
  Adjustments to reconcile net income to
    net cash provided by operations:
      Depreciation and amortization               1,271      2,268      3,422
      Adjustment of book value of asset held
        for sale                                     --      1,760         --
      ESOP stock contribution                        --        630        781
      Accrued postretirement benefits                95       (368)     3,978
      Long-term pension costs                    (1,096)      (604)        80
      Decrease in other long-term liabilities       (26)        --        (57)
                                                 ------    -------   --------
                                                  4,321      4,363     (6,815)
      Changes in:
        Accounts receivable                      (3,297)     1,704     (5,177)
        Inventories                              (5,592)     1,052      2,519
        Tooling and prepaid expenses               (689)     2,994        (76)
        Funds held in escrow                        378       (732)        --
        Accounts payable                          2,034      4,538        815
        Accrued liabilities                        (468)      (252)       262
        Accrued restructuring charges                --    (10,252)    10,550
                                                 ------    -------   --------
  Net cash provided by (used for) operations     (3,313)     3,415      2,078
                                                 ------    -------   --------

Investing activities

  Additions to property, plant and equipment       (829)    (1,655)    (1,534)
  Property, plant and equipment held for sale     1,975        164     (1,169)
  Disposal of property and equipment                 46      8,565        316
                                                 ------    -------   --------
  Net cash provided by (used for)
    investing activities                          1,192      7,074     (2,387)
                                                 ------    -------   --------

Financing activities

  Repayment of debt                              (3,198)   (32,509)      (571)
  Increase in debt                                4,504     24,450      1,161
  Proceeds from stock options exercised             487         99         --
  Long-term receivable                              587     (2,226)        --
  Other                                            (325)       (21)      (146)
                                                 ------    -------   --------
  Net cash provided by (used for)
    financing activities                          2,055    (10,207)       444
                                                 ------    -------   --------

Cash

  Increase (decrease)                               (66)       282        135

  Balance at beginning of year                      926        644        509
                                                 ------    -------   --------
  Balance at end of year                         $  860    $   926   $    644
                                                 ======    =======   ========

See accompanying notes to consolidated financial statements.

                                                         RB&W Corporation
                                          Consolidated Statement of Stockholders' Equity
- ------------------------------------------------------------------------------------------------------------------------------------
                                      Common Stock
                                      $1 Par Value                                    Foreign          Minimum
                                -----------------------                 Retained      Currency         Pension
                                  Shares                   Capital      Earnings      Translation      Liability
Dollars in thousands              Issued       Amount      Surplus      (Deficit)     Adjustment       Adjustment        Total
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991.    5,553,936     $5,554      $13,996      $14,119       $   373                          $ 34,042
Net loss.....................                                           (15,019)                                        (15,019)
ESOP contribution............      250,000        250          531                                                          781
Minimum pension liability
 adjustment..................                                                                          $(1,545)          (1,545)
Translation adjustment.......                                                            (224)                             (224)
                                 ---------     ------      -------      -------       -------          -------         --------
BALANCE AT DECEMBER 31, 1992.    5,803,936      5,804       14,527         (900)          149           (1,545)          18,035
Net income...................                                               677                                             677
ESOP contribution............      107,200        107          523                                                          630
Stock options exercised......       16,500         17           82                                                           99
Minimum pension liability
 adjustment..................                                                                            1,512            1,512
Translation adjustment.......                                                            (173)                             (173)
                                 ---------     ------      -------      -------       -------          -------         --------
BALANCE AT DECEMBER 31, 1993.    5,927,636      5,928       15,132         (223)          (24)             (33)          20,780
Net income...................                                             4,077                                           4,077
Stock options and warrants
 exercised...................       88,249         88          399                                                          487
Minimum pension liability
 adjustment..................                                                                             (262)            (262)
Translation adjustment.......                                                            (125)                             (125)
                                 ---------     ------      -------      -------       -------          -------         --------
BALANCE AT DECEMBER 31, 1994.    6,015,885     $6,016      $15,531      $ 3,854       $  (149)         $  (295)        $ 24,957
                                 =========     ======      =======      =======       =======          =======         ========


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Major Accounting Policies:

Basis of consolidation: The financial statements include the accounts of RB&W Corporation and its wholly-owned subsidiary. All significant intercompany transactions have been eliminated.

Inventory and tooling valuation: Inventories are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method. Production tooling is valued at standard cost, which approximates actual cost, and is expensed when issued into the manufacturing process.

Property, plant and equipment: Property, plant and equipment are recorded at cost. Major renewals and betterments are added to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently.

The Company follows the policy of providing for depreciation of property, plant and equipment using the straight-line method over their estimated useful lives of 20 to 40 years for buildings and of 4 to 12 years for other assets.

At the time of disposition of properties, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss on disposition is included in income.

Income taxes: Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Income taxes are recognized during the year in which transactions enter into the determination of financial statement income with deferred taxes being provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws.

Postemployment benefits: The Company contributes to the pension funds the minimum amount required by regulations or contracts. Company contributions to the Employee Stock Ownership Plan are expensed when made.

Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 106 - "Employers' Accounting for Postretirement Benefits" (FAS No. 106), which requires the cost of providing postretirement benefits to be recognized during the years that employees render the necessary employment service.

In November, 1992, the Financial Accounting Standards Board issued
Statement 112, "Employers' Accounting for Postemployment Benefits."
Statement 112 requires accrual accounting for benefits provided to former or inactive employees after employment but before retirement. The Company adopted the provisions of this standard effective January 1, 1994. The effect of adopting this statement was not material to the consolidated financial statements.

Note 1 - Summary of Major Accounting Policies Cont'd:

Environmental: Expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action.

Income per common share: Income per common share computations are based on the weighted average number of shares of common stock outstanding during the respective years and the assumed exercise of outstanding stock options and warrants in 1994 and 1993.

Note 2 - Special Charges:

To continue addressing the major restructuring of manufacturing operations, the Company provided, in the fourth quarter of 1992, $10,550,000 in contemplation of possible plant sales or closures, reductions in labor force and other related costs. In March 1993, the Company agreed to sell its Rock Falls and Chicago, Illinois manufacturing plants. The sale of the plants was completed on August 17, 1993 to be effective on August 9, 1993. The revenues and expenses of the plants during the phase-out period through the date of sale were included in the appropriate sales and expense captions in the statement of operations. The net loss of $1,156,000 incurred during the phase-out period was credited to special charges and offset against the accrual. The extended delay in completing the sale resulted in incurring expenses beyond the reserve taken in 1992. Therefore, an additional charge of $700,000 was recorded in the third quarter of 1993.

The sales proceeds, which approximated the book value of the assets sold less the liabilities assumed by the buyer were comprised of a combination of subordinated notes and cash. The notes total $9.9 million, are non-interest bearing and are due in August, 1998. They are secured by a second position in the plants' assets. No value was assigned to these notes in the financial statements.

The cash portion of the purchase price was $5.9 million. The Company utilized approximately $2.7 million of the proceeds for the purchase of heat treat furnaces at both plants that had been previously leased to the Company and will be leased by the Company to the buyer. The Company has agreed to indemnify the buyer and its lender for existing environmental conditions discovered during the next five years for an unlimited dollar amount. Cash of $1 million was deposited into an escrow account for this purpose. At
December 31, 1994, $354,000 remained in the escrow account. The Company believes, based on comprehensive environmental investigations conducted at the time of sale, this amount will be adequate to cover potential environmental costs.

The terms of the sale agreement called for the Company to keep existing accounts receivable as of the sale date of approximately $6.9 million and for the buyer to assume the plants' outstanding liabilities of approximately $6.0 million. The Company guaranteed up to $500,000 of the buyer's trade payables to a major steel supplier for up to a three-year period. The Company leases several high-speed cold-forming machines located at Rock Falls from a finance company under leases with remaining terms of five years. The machines have been subleased to the buyer, but the Company will remain principally liable for the lease payments.

Note 3 - Property, Plant and Equipment Held for Sale:

In 1983, the Company sold its Mentor, Ohio plant and office facilities to Geo. Worthington Company for $7,400,000 including the assumption of the $5,700,000 Industrial Revenue Bonds (IRB's) for which the Company remained contingently liable. In 1986, Worthington filed Chapter 11 under the Bankruptcy Act, and the Trustee for the IRB's required the Company to make payments of the remaining obligations as they became due. In April, 1991 Worthington filed Chapter VII.

In 1992, the IRB's were paid off and the Company acquired title to the real estate. The net payments are included in property, plant and equipment held for sale. These payments totalled $3,885,000 at December 31, 1992. In the fourth quarter of 1993 the Company signed a letter of intent to sell the property, and the asset was reduced by $1,760,000 to approximate the net cash proceeds to be received upon completion of the sale. The charge was recorded in other expense. The sale was completed duing the fourth quarter of 1994.

The unsold real estate relating to the closed Cleveland plant is also included in property, plant and equipment held for sale at December 31, 1994 and 1993.

Note 4 - Leases:

The Company leases manufacturing, warehouse and office facilities and other equipment under leases which are often renewable. Many of the leases provide that the Company will pay the taxes, insurance and maintenance on the property. Total rent expense was $3,001,000 in 1994, $3,368,000 in 1993 and $3,587,000 in 1992.

Minimum lease commitments for operating leases are:

Dollars in Thousands
                   1995...........................$2,543
                   1996........................... 1,968
                   1997........................... 1,375
                   1998...........................   635
                   1999...........................   270
                   Later years....................   -
                                                  ------
                   Total minimum lease payments...$6,791
                                                  ======

Minimum commitments have not been reduced by minimum sublease rentals of $1,604,000 receivable under noncancellable subleases.

The Company leases certain equipment to the buyer of the two screw plants sold in 1993 (Note 2). A summary of minimum lease rentals to be received under direct financing leases are as follows:

        1995...............................................$  461
        1996...............................................   461
        1997...............................................   461
        1998...............................................   461
        1999...............................................   461
        Later years........................................   690
                                                           ------
        Total minimum lease payments receivable............ 2,995
        Less interest......................................   900
                                                           ------
        Present value of minimum lease payments............ 2,095
        Less current portion...............................   461
                                                           ------
        Long-term portion (included in other assets).......$1,634
                                                           ======

Note 5 - Long-Term Debt:

Long-term debt consists of:


- ---------------------------------------------------------------------------
Dollars in thousands                                  1994        1993
- ---------------------------------------------------------------------------
Revolving loan (1)..............................    $25,954     $21,450
Term loan (1)...................................        -         3,000
Equipment bills of exchange (2).................        148         346
                                                    -------     -------
                                                     26,102      24,796
Less:  current portion..........................        144       1,215
                                                    -------     -------
                                                    $25,958     $23,581
                                                    =======     =======

- ---------------------------------------------------------------------------


Total debt maturities during the next three years are:


- ---------------------------------------------------------------------------
Dollars in thousands
- ---------------------------------------------------------------------------
                             1995...... $   144
                             1996......  25,958
                                        -------
                             Total..... $26,102
                                        =======

Cash paid for interest was $2,067,000 in 1994, $3,486,000 in 1993 and $4,260,000 in 1992.


(1) On October 20, 1993 the Company entered into a new Credit Agreement with a finance company. The Credit Agreement, which has a three-year term, consists of a $3,000,000 term loan and a $27,000,000 revolving loan, a portion of which can be utilized in the form of a letter of credit facility. The term loan was paid off in its entirety in November, 1994. The loans outstanding under the Credit Agreement bear interest at varying rates, and at December 31, 1994 the rate was 8.43%. An annual collateral monitoring fee of $50,000 is payable beginning in 1994 and the Company must also pay a fee of 1/2% on the unused loan balance up to $5,000,000 and 1/4% on the unused balance over $5,000,000. The borrowings under the Credit Agreement are secured by a major portion of the Company's current assets. The agreement contains certain covenants which, among other things, restrict the payment of dividends, limit investments and other indebtedness, limit borrowings under the Credit Agreement pursuant to a borrowing base formula and other criteria, and require maintenance of certain financial ratios.

                                      15

Note 5 - Long-Term Debt Cont'd.:

(2) During 1990, the Company purchased a piece of manufacturing equipment and related tooling from a Belgian company for which bills of exchange were issued. The bills of exchange, which are denominated in Belgian Francs, bear interest at a rate of 8.70% and are due in equal principal semi-annual payments over a five-year period.

Note 6 - Income Taxes:

The Company adopted Statement of Financial Accounting Standard No. 109 (FAS No. 109) "Accounting for Income Taxes" effective January 1, 1992. FAS No. 109 requires the Company to adopt the liability method of accounting for income taxes. The liability method measures the expected tax impact of future taxable income or deductions implicit in the balance sheet. The cumulative effect as of January 1, 1992 of the accounting change to FAS No. 109 was not considered material. The adoption of FAS No. 109 had no cash flow impact.

Income taxes consist of:

Dollars in thousands                 1994      1993       1992
- --------------------                ------    ------     ------
Current tax
  Federal                           $  122    $  -       $  -
  Foreign                              284       526        507
Deferred tax
  Foreign                              (34)      (23)       (39)
                                    ------    ------     ------
                                    $  372    $  503     $  468
                                    ======    ======     ======

Results of operations of the Company's foreign subsidiary included in pre-tax accounting income were $569,000 in 1994, $1,381,000 in 1993 and $1,083,000 in
1992.

Temporary differences and carryforwards which give rise to deferred tax assets and liabilities for 1994 and 1993 were as follows:

Dollars in thousands                                    1994        1993
- --------------------                                 ----------  ----------
Change in method of costing inventories              $ (3,666)   $  (5,074)
Imputed interest on note receivable                      (691)      (1,145)
Pensions                                                 (494)        (463)
Other                                                    (103)        (136)
                                                     --------    ---------
Total deferred tax liabilities                         (4,954)      (6,818)
                                                     --------    ---------
Federal net operating loss carryforwards                7,185        9,422
Federal tax credit and state operating loss
 carryforwards                                          1,487        1,654
Capital loss carryforwards                                716          -
Accrued postretirement benefits                         1,394        1,387
Inventory basis differential                            1,002          747
Depreciation                                            1,451        2,254
Reserve for notes receivable                            3,737        3,847
Accrued estimated expenses and other reserves           2,056        2,420
                                                     --------    ---------
Subtotal                                               19,028       21,731
Valuation allowance                                   (14,186)     (15,059)
                                                     --------    ---------
Total deferred tax assets                               4,842        6,672
                                                     --------    ---------
Total deferred taxes                                 $   (112)   $    (146)
                                                     ========    =========

Note 6 - Income Taxes Cont'd.:

The valuation allowance represents the tax effect of various future tax benefits which are not likely to be utilized. The net change in the valuation allowance was a decrease of $873,000.

The difference between the provision for income taxes and the tax expense computed by applying the statutory federal income tax rate of 34% to (income) loss before taxes, is attributable to the following:

Dollars in thousands                           1994       1993       1992
- --------------------                         --------   --------   --------
   Tax (benefit) at statutory rate           $ 1,513    $   401    $(3,610)
   Current year operating loss for
     which no benefit is available               -           41      3,769
   Utilization of net operating
     loss carryforward                        (1,267)       -          -

   Foreign tax rate differential                  49         32         79
   Intercompany dividend elimination             -          -          202
   Other                                          77         29         28
                                             ---------  --------   --------
                                             $   372    $   503    $   468
                                             =========  ========   ========

The Company has net operating loss carryforwards for income tax return purposes aggregating approximately $21,131,000. These carryforwards will expire in various periods between 1998 and 2008. In addition, the Company has investment tax credit carryforwards of $628,000 for income tax return purposes. The tax credits will expire in various amounts through 2000.

Cash paid for income taxes in 1994 was $460,000 in 1994, $485,000 in 1993 and $515,000 in 1992.

Note 7 - Stock Options and Warrants:

During the period from 1978 through 1994, non-qualified options were granted at an option price equal to the market price of the Company's common stock at the grant dates. Generally, one-third or one-fourth of these options become exercisable annually after a holding period of twelve to twenty-six months.

The table below summarizes information with respect to employee and director stock options:

                                                  Number
                                                of Shares       Option Price
                                                ---------      --------------
Outstanding at December 31, 1991                 255,000       $3.375 -$8.625
Granted                                           43,000       $4.9375-$6.500
Cancelled or expired                             (81,000)      $3.000 -$8.625
- -----------------------------------------------------------------------------

Outstanding at December 31, 1992                 217,000       $3.000 -$7.625
Granted                                          232,000       $3.0625-$6.125
Exercised                                        (16,500)      $4.9375-$6.500
Cancelled or expired                             (53,500)      $3.000 -$7.625
- -----------------------------------------------------------------------------

Outstanding at December 31, 1993                 379,000       $3.0625-$7.625
Granted                                           64,000       $5.000 -$6.875
Exercised                                        (21,583)      $3.0625-$6.125
Cancelled or expired                             (43,167)      $3.0625-$6.250
- -----------------------------------------------------------------------------

Outstanding at December 31, 1994                 378,250       $3.125 -$7.625
=============================================================================

There were 172,834 options exercisable at December 31, 1994, and 114,500 at December 31, 1993.

Warrants to purchase 400,000 shares of common stock were issued with a 1984 sale of 1,200,000 shares of common stock. At December 31, 1994, 66,666 warrants had been exercised and 333,334 remained outstanding. Subject to dilution provisions, each outstanding warrant entitles the holder to purchase one share of common stock for $6.00 per share through December 31, 1999.

Note 8 - Postretirement Benefits:

In 1992, the Company adopted Statement of Financial Accounting Standards
No. 106 - "Employers' Accounting for Postretirement Benefits" (FAS No. 106), which requires the cost of providing postretirement benefits to be recognized during the years that employees render the necessary employment service. In applying FAS No. 106, the Company immediately recognized the Accumulated Postretirement Benefit Obligation (APBO) of $3,934,000, or $.71 per share, as of January 1, 1992 as a change in accounting principle in the first quarter of 1992.


The Company provides certain health care and life insurance benefits for retired employees. Substantially all of the Company's employees may become eligible for those benefits. Those and similar benefits for active employees are provided through an insurance company whose premiums are based on the benefits paid during the year. With the exception of certain participants, plans require retired participants to make contributions towards the premiums, and premium increases have historically been passed on to the participants.
In addition, benefits under postretirement medical plans for most retirees have fixed payment schedules which are immune to inflationary pressures.

The Company's APBO is comprised of the following:

Dollars in Thousands
- --------------------
                                                 1994            1993
                                                ------          ------
    Retirees                                    $1,985          $2,652
    Fully eligible active plan participants        248             224
    Other active plan participants                 883             906
                                                ------          ------
    APBO                                         3,116           3,782
    Unrecognized net loss                          589            (172)
                                                ------          ------

    Postretirement benefit related liability    $3,705          $3,610
                                                ======          ======

The components of net periodic postretirement benefit costs are:

Dollars in Thousands
- --------------------
                                                 1994            1993
                                                ------          ------
    Service Cost                                $ 40            $ 80
    Interest Cost                                229             292
    Net amortization                             (21)              -
                                                ------          ------
    Net periodic postretirement benefit cost     248             372
    Curtailment due to sale of plants              -            (261)
    Curtailment at Kent, Ohio plant                -            (105)
                                                ------          ------

    Net periodic postretirement benefit expense $248            $  6
                                                ======          ======

A discount rate of 7.5% was used to determine the APBO for both years. Assumed annual rates of increase in the cost of health care for 1994 ranged from 3% for certain retirees over age 65 to 14.25% for retirees younger than
65. A 1% increase in the assumed rate of increase would increase the APBO by $171,000 and the 1994 expense by $19,000.

Note 9 - Retirement and Pension Plans:

The Company has a number of pension plans which provide coverage for substantially all union employees in the Manufacturing segment. The majority of plan assets are invested in stocks, bonds and temporary investments.

The components of net pension expense are:

Dollars in thousands                            1994        1993        1992
- --------------------                          --------    --------    --------
Service cost                                  $    179    $    299    $    370
Interest cost                                    1,917       2,013       2,004
Actual return on assets                             69      (7,608)     (3,631)
Net amortization and deferral                   (3,046)      5,368       1,608
                                              --------    --------    --------

Net pension expense (income)                  $   (881)   $     72    $    351
                                              ========    ========    ========

Assumptions used for net periodic pension costs for all three years were:


        Assumed discount rate                   7-1/2%
        Expected rate of return on assets       9%
        Assumed rate of compensation increase
            for certain plans                   2-1/2%


Benefits under certain other plans are not based upon wages.

Note 9 - Retirement and Pension Plans Cont'd.:

The funded status of the Company's pension plans is:

                                                                December 31, 1994     December 31, 1993
                                                             ---------------------- ----------------------
                                                             Overfunded Underfunded Overfunded Underfunded
Dollars in Thousands                                            Plan       Plans       Plans      Plans
- ----------------------------------------------------------------------------------------------------------
Assets available for benefits:
   Plan assets at fair value                                  $ 24,976   $  5,103    $26,620    $ 5,960
   Accrued (prepaid) pension expense                            (3,132)     1,441     (2,222)     1,417
                                                               -------    -------    -------    -------

        Total assets                                            21,844      6,544     24,398      7,377
                                                               -------    -------    -------    -------
Actuarial present value of projected
   benefit obligation based upon
   employment service to date and
   current salary levels:

        Vested benefits                                         18,022      6,854     17,792      7,317
        Non-vested benefits                                        869         --      1,557         --
                                                               -------    -------    -------    -------

   Accumulated benefit obligation                               18,891      6,854     19,349      7,317
   Additional amounts related to
        projected salary increases                                 508         --        432         --
                                                               -------    -------    -------    -------
   Total projected benefit obligation                           19,399      6,854     19,781      7,317
                                                               -------    -------    -------    -------
Assets in excess of (less than)
   projected benefit obligation                                $ 2,445    $  (310)   $ 4,617    $    60
                                                               =======    =======    =======    =======
Consisting of:

   Unamortized net asset (liability)
        existing at date of adoption                           $  (504)   $   (15)   $  (597)   $   (29)
   Unrecognized net gain (loss)                                  3,129       (295)     5,329         89
   Unrecognized prior service cost                                (180)        --       (115)        --
                                                               -------    -------    -------    -------

                                                               $ 2,445    $  (310)   $ 4,617    $    60
                                                               =======    =======    =======    =======

For the valuation of pension obligations at December 31, 1994 and 1993, the discount rate was 7-1/2% and the expected return on assets was 9%.

Effective December 31, 1993, the Company merged one underfunded and three overfunded pension plans into one overfunded plan. The merger had no effect on benefit levels, accrued benefits, or other rights and entitlements previously given under each plan prior to the merger. In 1992, the Company recorded an additional pension liability in the amount of $4,157,000 and an intangible asset in the amount of $1,702,000 representing the unfunded accumulated benefit obligation required by FAS No. 87. The difference of $2,455,000 represented a charge to stockholders' equity of $1,545,000 for the underfunded plans and expense totalling $910,000 resulting from the plan curtailment at the Cleveland plant. As a result of the merger and the increase in the market value of the plans' assets during 1993, the pension liability and the corresponding asset and reduction of stockholders' equity for the underfunded plans at December 31, 1992 have been substantially reversed.

Plan curtailments in 1993 resulted from the sale of the Company's screw plants and reductions in the work force at the Kent, Ohio plant. The net curtailment gain of $604,000 relating to the screw plants was offset against the accrued restructuring reserve and the $167,000 curtailment loss relating to the Kent plant was charged to 1993 operations.

The Company has a fully Company paid Employee Stock Ownership Plan which provides coverage to all domestic employees, except those covered by a Collective Bargaining Agreement which does not require them to be included in the Plan. The contribution to this Plan was $630,000 in 1993 and $781,000 in 1992. In 1994 an accrual of $622,000 was recorded, and the contribution will be made in 1995.

Note 10 - Contingent Liabilities:

In 1993 the Company sold real estate in Mentor, Ohio, and the buyer assumed the outstanding Industrial Revenue Bonds. The Company remains contingently liable for the bond payments. The outstanding balance at December 31, 1994 was $1,156,000.

The Company is subject to various legal actions, governmental investigations, and proceedings relating to various matters incidental to its business including product liability claims. The Company intends to vigorously defend these matters. While the outcome of such matters cannot be predicted with certainty, in the opinion of management, after reviewing such matters and consulting with the Company's counsel and insurers, any liability which may ultimately be incurred is not expected to materially affect the consolidated financial position of the Company.

The Company engaged an independent consultant to complete environmental assessments at its owned manufacturing facilities. While a number of environmental tests and measurements were conducted at the Company's Kent plant, definitive conclusions have not been reached pending additional investigations, including those in accordance with proposed modifications to a State approved plan. The Company has accrued, in the 1994 financial statements, management's best estimate of costs associated with remediation of the Kent site. This estimate will be updated as new information becomes available.

It is possible that the results of operations and/or cash flows in any particular quarterly or annual period could be materially affected by these environmental contingencies. While it is impossible at this time to determine with certainty the ultimate effect on the financial statements of environmental matters, including at the Kent site, it is management's opinion, based in part on the advice of independent experts and counsel (after taking into account possible recourse actions) that when the final costs are determined, they will not have a materially adverse effect on the consolidated results of operations or on the consolidated financial position of the Company.

Note 11 - Quarterly Data (Unaudited):

Summarized unaudited quarterly financial data (in thousands of dollars, except for per share amounts) follow. The third quarter of 1993 includes a $700,000 non-recurring charge (Note 2) and the fourth quarter of 1993 includes a $1,760,000 charge to write down an asset to its estimated fair market value (Note 3).



                                                 Quarter Ended
                       ----------------------------------------------------------------
                         Mar. 31       June 30       Sept. 30      Dec. 31       Total
                       ----------------------------------------------------------------
1994
Net sales               $41,737        43,528        42,057        40,970      $168,292
- ---------------------------------------------------------------------------------------
Gross profit            $ 5,672         6,021         6,142         4,619      $ 22,454
- ---------------------------------------------------------------------------------------
Income before
  income taxes          $ 1,029         1,116         1,131         1,173      $  4,449
- ---------------------------------------------------------------------------------------
Net income              $   839         1,011         1,046         1,181      $  4,077
- ---------------------------------------------------------------------------------------
Net income
  per share             $   .14           .17           .17           .19      $    .67
- ---------------------------------------------------------------------------------------

                                                 Quarter Ended
                       ----------------------------------------------------------------
                         Mar. 31       June 30       Sept. 30      Dec. 31       Total
                       ----------------------------------------------------------------
1993
Net sales               $50,783        49,909        39,683        36,228      $176,603
- ---------------------------------------------------------------------------------------
Gross profit            $ 7,081         6,297         4,823         4,294      $ 22,495
- ---------------------------------------------------------------------------------------
Income (loss) before
  income taxes          $ 1,236         1,242            20        (1,318)     $  1,180
- ---------------------------------------------------------------------------------------
Net income (loss)       $ 1,035         1,059          (127)       (1,290)     $    677
- ---------------------------------------------------------------------------------------
Net income (loss)
  per share             $   .18           .18          (.02)         (.23)     $    .11
- ---------------------------------------------------------------------------------------

Note 12 - Business Segments:

The Company operates in two segments: Manufacturing and Distribution. Operations in Manufacturing involve production and sale of metal nuts. Operations in Distribution involve the distribution of all types of products associated with the fastener industry for use in maintenance and repair requirements and as components to original equipment manufacturers.

Operating profit for each segment consists of total revenues less applicable costs and expenses related to those revenues. In 1992, Manufacturing operating loss was increased by $10,550,000 for a restructuring charge (see
Note 2). The following items are excluded from the determination of operating profit: general corporate expenses, interest expense and miscellaneous income and expense items. Transfers between segments are generally at normal selling prices.

General corporate expenses are primarily central administrative office expenses.

Identifiable assets by segment are those assets identified with the operations of each segment. Corporate assets consist of certain cash accounts, miscellaneous receivables, prepaid expenses, property, plant and equipment and a long term pension asset (see Note 9) relating directly to corporate offices.

Sales to automotive original equipment manufacturers were approximately 13%, 20% and 22% of consolidated sales in 1994, 1993 and 1992, respectively. One customer accounted for 5% of consolidated sales in 1994, 11% in 1993 and 13% in 1992. Foreign sales were not significant. Sales and identifiable assets of the Canadian subsidiary were not material and are included in the Manufacturing segment.

                                           For the Year Ended December 31,
- -------------------------------------------------------------------------------
Dollars in thousands                       1994          1993        1992
- -------------------------------------------------------------------------------
Sales to unaffiliated customers
  Manufacturing.......................    $ 48,263      $ 77,684     $ 96,066
  Distribution........................     120,029        98,919       86,710
                                          --------      --------     --------
  Consolidated........................    $168,292      $176,603     $182,776
                                          ========      ========     ========
Intersegment sales
  Manufacturing.......................    $  1,424      $  1,918     $  2,039
  Adjustments/eliminations............      (1,424)       (1,918)      (2,039)
                                          --------      --------     --------
  Consolidated........................    $   --        $   --       $   --
                                          ========      ========     ========
Operating profit (loss)
  Manufacturing.......................    $    (74)     $  1,310     $  1,640
  Special items*......................        --             456      (10,550)
                                          --------      --------     --------
                                               (74)        1,766       (8,910)

  Distribution......................         9,713         8,136        6,683

General corporate expenses..........        (3,303)       (3,115)      (3,188)
Interest expense, net...............        (2,122)       (3,163)      (3,840)
Other income (expense), net.........           235        (2,444)      (1,362)
                                          --------      --------     --------
  Income (loss) before taxes and
     effect of accounting change....      $  4,449      $  1,180     $(10,617)
                                          ========      ========     ========
Identifiable assets
  Manufacturing.......................    $ 28,585      $ 28,480     $ 52,878
  Distribution........................      44,193        34,419       27,294
  Corporate...........................       7,418        10,117        8,420
                                          --------      --------     --------
  Consolidated........................    $ 80,196      $ 73,016     $ 88,592
                                          ========      ========     ========
Depreciation and amortization
  Manufacturing.......................    $    910      $  1,796     $  2,891
  Distribution........................         242           236          224
  Corporate...........................         119           236          307
                                          --------      --------     --------
  Consolidated........................    $  1,271      $  2,268     $  3,422
                                          ========      ========     ========
Capital expenditures
  Manufacturing.......................    $    408      $  1,447     $  1,279
  Distribution........................         335           183          177
  Corporate...........................          86            25           78
                                          --------      --------     --------
  Consolidated........................    $    829      $  1,655     $  1,534
                                          ========      ========     ========
- ------------------------------------------------------------------------------

* See Note 2.


                                  Item 7(b)

                  Unaudited Pro Forma Financial Information

                          Current Report on Form 8-K

                          Park-Ohio Industries, Inc.

                               Cleveland, Ohio


                                April 14, 1995

             PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS--
                                 (UNAUDITED)

      The following unaudited pro forma condensed combined financial statements reflect the acquisition of RB&W by Park-Ohio through the issuance of 2,135,257 shares of Common Stock ($11.50 per share market value as of March 31, 1995) and cash of $28,454,000 in a transaction accounted for as a purchase. The pro forma financial statements are based on estimates and assumptions set forth below and in the notes to such statements which include the pro forma adjustments. Historical financial data of Park-Ohio and RB&W included in the following data have been taken from the financial statements and other financial information of Park-Ohio and RB&W. The pro forma condensed combined balance sheet and the related pro forma condensed combined statement of income for the year ended December 31, 1994 includes the audited historical financial data of Park-Ohio and RB&W. The pro forma condensed combined balance sheet gives effect to the transaction as if it has occurred as of the date of the Company's latest year end balance sheet, December 31, 1994. The pro forma condensed combined statement of income for the year ended December 31, 1994, gives effect to the Merger as if it had occurred at the beginning of the year. Final purchase accounting adjustments and analysis of possible contingent liabilities will be evaluated and, therefore, may differ from the pro forma adjustments presented herein. The pro forma information presented below is not necessarily indicative of the results which actually would have been obtained if the Merger had been consummated in the past or which may be obtained in the future.
      The pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Park-Ohio and RB&W.

                                                    PARK-OHIO INDUSTRIES, INC.

                                      PRO FORMA CONDENSED COMBINED BALANCE SHEET--(UNAUDITED)


                                                                       DECEMBER 31, 1994
                                         ----------------------------------------------------------------------------
                                                                          PRO-FORMA
                                           PARK-OHIO        RB&W       ADJUSTMENTS (B)   ELIMINATIONS   CONSOLIDATED
                                         ----------------------------------------------------------------------------
                                                                        (IN THOUSANDS)
                                         ----------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and equivalents                     $   2,172     $   860                          $                $ 3,032
  Accounts receivable                         27,165      25,353                                            52,518
  Inventories                                 25,651      34,392                                            60,043
  Prepaid expenses                             1,845       6,128          $ (5,366)                          2,607
                                         ----------------------------------------------------------------------------
TOTAL CURRENT ASSETS                          56,833      66,733            (5,366)                        118,200

Property, plant and equipment                111,881      20,567                            (14,719)       117,729
Less accumulated depreciation                 61,246      14,719                             14,719         61,246
                                         ----------------------------------------------------------------------------
                                              50,635       5,848                                            56,483
Excess purchase price over net assets
    acquired, net                             16,727                        54,805          (24,957)        46,575
Other assets                                  10,420       7,615             8,000                          26,035
                                         ----------------------------------------------------------------------------

                                           $ 134,615     $80,196          $ 57,439        $ (24,957)     $ 247,293
                                         ============================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable and accrued
    expenses                               $  24,237     $23,330          $  1,000                       $  48,567
  Current portion of long-term liabilities     2,469         144                                             2,613
                                         ----------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                     26,706      23,474             1,000                          51,180

Long-term debt                                 9,513      25,958            26,884                          62,355
Other postemployment benefits                 27,800       3,705                                            31,505
Other                                          1,646       2,102             5,000                           8,748
                                         ----------------------------------------------------------------------------
                                              38,959      31,765            31,884                         102,608
Convertible senior subordinated
  debentures                                  22,235                                                        22,235

SHAREHOLDERS' EQUITY
Common stock                                   8,192       6,016             2,135        $  (6,016)        10,327
Additional paid-in capital                    26,189      15,531            22,420          (15,531)        48,609
Retained earnings                             12,334       3,854                             (3,854)        12,334
Minimum pension liability                                   (295)                               295
Foreign currency translation                                (149)                               149
                                         ----------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                    46,715      24,957            24,555          (24,957)        71,270
                                         ----------------------------------------------------------------------------

                                           $ 134,615     $80,196          $ 57,439        $ (24,957)     $ 247,293
                                         ============================================================================

See notes to unaudited pro forma condensed combined financial statements.

                                                    PARK-OHIO INDUSTRIES, INC.

                                       PRO FORMA CONDENSED STATEMENT OF INCOME--(UNAUDITED)

                                                   YEAR ENDED DECEMBER 31, 1994


                                                                                   PRO-FORMA
                                                                                  ADJUSTMENTS        PRO-FORMA
                                                   PARK-OHIO         RB&W             (B)             COMBINED
                                                ---------------------------------------------------------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales                                         $  191,527      $  168,292                         $  359,819

Costs and expenses:
    Cost of products sold                            157,862         145,838                            303,700
    Selling, general and administrative               21,049          15,883       $   1,527             38,459
    Interest expense                                   1,958           2,122           2,151              6,231
                                                ---------------------------------------------------------------------
                                                     180,869         163,843           3,678            348,390
                                                ---------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                            10,658           4,449          (3,678)            11,429

                                                ---------------------------------------------------------------------
Federal and foreign income taxes                      (1,826)            372                             (1,454)
                                                ---------------------------------------------------------------------

NET INCOME                                        $   12,484      $    4,077       $  (3,678)        $   12,883
                                                ====================================================================

NET INCOME PER COMMON SHARE                            $1.49            $.67
                                                ===============================

PRO FORMA NET INCOME PER COMMON SHARE
                                                                                                          $1.22
                                                                                                   =================

COMMON SHARES USED IN THE COMPUTATION (C)
                                                       8,092           6,114           2,135             10,227
                                                ====================================================================

See notes to unaudited pro forma condensed combined financial statements.

                          PARK-OHIO INDUSTRIES, INC.

               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

                              DECEMBER 31, 1994




NOTE A

      The Pro Forma Condensed Combined Balance Sheet (Unaudited) reflects the issuance of 2,135,257 shares of Park-Ohio Common Stock ($11.50 market value per share at March 31, 1995, total of $24,555,000) and cash of $28,454,000 ($4.45 per share) less proceeds of $1,570,000 from the assumed exercise of outstanding options of RB&W, in exchange for all of the outstanding shares of RB&W Common Stock (6,015,885) and common shares issuable upon exercise of outstanding options of RB&W (378,250). This assumes an exchange ratio of .33394 shares of Park-Ohio Common Stock for each share of RB&W.
      The net cash portion of the Merger ($26,884,000) will be financed under Park-Ohio's existing long-term credit facility with a bank group led by Society National Bank, which carries interest at a percentage over LIBOR.

NOTE B

      The transaction will be accounted for as a purchase. The following purchase accounting adjustments were recorded in the accompanying pro forma condensed combined financial statements, which results in an excess purchase price over historical cost of $29,848,000 which will be amortized over twenty-five years:

    - A $5,366,000 reduction in prepaid tooling and manufacturing supplies of RB&W to conform RB&W's accounting policy for these items to Park-Ohio's.

    - Adjustment of $3,000,000 to RB&W's valuation allowance for deferred tax assets to reflect the anticipated benefit from the use of a portion of RB&W's operating loss carryforwards.

    - Recognition of RB&W's prepaid pension expense of $5,000,000 reflecting the fair market value of aggregate pension plan assets in excess of projected benefit obligations.

    - Additional accruals, based on Park-Ohio's estimate, for possible environmental exposures and product liability matters of $3,000,000 and $2,000,000, respectively.

                          PARK-OHIO INDUSTRIES, INC.

               NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       FINANCIAL STATEMENTS--CONTINUED





NOTE B--CONTINUED

      The Pro Forma Condensed Combined Balance Sheet (Unaudited) reflects a $1,000,000 liability for expenses to be incurred in connection with the Merger.

      The Pro Forma Condensed Combined Income Statement (Unaudited) reflects additional interest expense under the credit facility of $2,151,000, additional amortization of $1,194,000 on a straight line basis over twenty-five years for goodwill arising from the Merger and amortization of $333,000 on a straight line basis over fifteen years of the prepaid pension expense.

      Based upon Park-Ohio management's analysis of RB&W's property, plant and equipment, historical net book value approximates fair market value.

NOTE C

      Net Income Per Common Share for Park-Ohio and RB&W is based on the average number of common shares outstanding and assumes the exercise of outstanding dilutive stock options and, for Park-Ohio only, is also based on issuance of additional shares subject to certain earn-out provisions of previous acquisitions of Park-Ohio after adjusting results of operations for preferred stock dividend requirements.

      Pro forma weighted average shares outstanding for the year ended December 31, 1994 reflects the issuance of 2,135,257 shares of Park-Ohio Common
Stock in connection with the Merger.

      Historical and Pro forma net income per common share as of December 31, 1994 has taken into account imputed goodwill amortization of $398,000 relating to earn-out provisions of previous acquisitions of Park-Ohio.

                                EXHIBIT INDEX
                                -------------

EXHIBIT
  NO.                              EXHIBIT
  ---                              -------
  2.1 The Amended and Restated Plan and Agreement of Merger dated as of February 6, 1995, among Park-Ohio Industries, Inc.; P.O. Acquisition Company, Inc. and RB&W Corporation (previously filed as Exhibit No.
           2.1 to the Form S-4 (No. 33-87230) of Park-Ohio Industries, Inc. on December 9, 1994).

 23.1      Consent of Price Waterhouse LLP

 99        Press release